FOR IMMEDIATE RELEASE

Contact:

Nancy Ellefson

VP of Finance

Pizza Inn, Inc.

469-384-5000

nellefson@pihq.com

PIZZA INN, INC. REPORTS RESULTS FOR

THIRD QUARTER FISCAL YEAR 2009

New concept restaurant continues strong performance with more company stores slated for the future

The Colony, Texas – May 12, 2009 -- PIZZA INN, INC. (NASDAQ:PZZI) today reported net income of $361,000, or $0.05 per share, for the third quarter ended March 29, 2009, versus net income of $898,000, or $0.09 per share, for the third quarter of the prior fiscal year. Highlights for the quarter ended March 29, 2009, included:

•	Comparable domestic buffet restaurant sales decreased 0.9% for the quarter compared to the same period of the prior fiscal year.
•	Total domestic restaurant sales decreased 3.0% for the quarter compared to the same period of the prior fiscal year.
•	Sales for the company owned prototype buffet-style restaurant located in Denton, TX that opened in October 2008 averaged $30,000 per week for the quarter.
•

Excluding the impact of an income tax expense of $203,000 for the third quarter compared to an income tax benefit of $216,000 in the same quarter in the prior year, net income per share would have been flat, or $0.07 in both periods.

•	Two new domestic and three franchise international restaurants opened during the quarter

"After adjusting for income taxes paid in the current quarter as compared to a tax benefit in the prior year, our EPS for the quarter is flat year over year,” said Charlie Morrison, President and CEO.  Morrison expects Pizza Inn’s overall performance to continue to improve, as the new franchise pipeline for 2010 continues to be driven by the Company’s new buffet-style prototype, as well as it’s recently launched royalty incentive program for new and existing franchisees. Pizza Inn’s new prototype restaurant in Denton, Texas continues to perform well, with another corporate location slated to open in the Dallas-Fort Worth market later this summer.

FOR IMMEDIATE RELEASE

Contact:

Nancy Ellefson

VP of Finance

Pizza Inn, Inc.

469-384-5000

nellefson@pihq.com

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Pizza Inn’s control. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that Pizza Inn’s objectives and plans will be achieved.

Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises more than 300 restaurants and owns two restaurants with annual domestic and international chain-wide sales of approximately $133 million.

PIZZA INN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29,	March 23,	March 29,	March 23,
REVENUES:	2009	2008	2009	2008

Food and supply sales	$9,136	$10,316	$28,915	$32,269
Franchise revenue	1,056	1,181	3,164	3,643
Restaurant sales	565	171	1,344	529
	10,757	11,668	33,423	36,441

COSTS AND EXPENSES:
Cost of sales	8,829	9,554	27,860	30,156
Franchise expenses	497	623	1,446	1,949
General and administrative expenses	793	649	2,336	1,977
Severance	12	4	49	383
Provision for bad debts	15	100	60	158
Loss on sale of assets	--	2	--	9
Provision for (recovery of) litigation costs	--	--	263	(284)
Interest expense	17	12	45	40
	10,163	10,944	32,059	34,388

INCOME FROM CONTINUING
OPERATIONS BEFORE TAXES	594	724	1,364	2,053
Income tax expense (benefit)	203	(216)	438	(216)
INCOME FROM CONTINUING OPERATIONS	391	940	926	2,269

Loss from discontinued operations, net of taxes	(30)	(42)	(136)	(173)
NET INCOME	$361	$898	$790	$2,096

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
Income from continuing operations	$0.05	$0.10	$0.11	$0.23
Loss from discontinued operations	--	(0.01)	(0.02)	(0.02)
Net income	$0.05	$0.09	$0.09	$0.21

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:
Income from continuing operations	$0.05	$0.10	$0.11	$0.23
Loss from discontinued operations	--	(0.01)	(0.02)	(0.02)
Net income	$0.05	$0.09	$0.09	$0.21

Weighted average common shares outstanding - basic	8,522	9,634	8,725	9,955

Weighted average common
shares outstanding - diluted	8,522	9,670	8,725	9,987

PIZZA INN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 29,	June 29,
ASSETS	2009 (Unaudited)	2008
CURRENT ASSETS
Cash and cash equivalents	$339	$1,157
Accounts receivable, less allowance for bad debts
of $187 and $128, respectively	2,554	2,773
Notes receivable, current portion	5	6
Income tax receivable	--	272
Inventories	1,267	1,396
Property held for sale	311	301
Deferred income tax assets, net	555	555
Prepaid expenses and other assets	305	235
Total current assets	5,336	6,695

LONG-TERM ASSETS
Property, plant and equipment, net	1,489	635
Notes receivable	1	7
Deferred income tax assets	237	237
Re-acquired development territory, net	--	46
Deposits and other assets	66	215
	$7,129	$7,835
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,679	$2,380
Accrued expenses	1,341	1,316
Total current liabilities	3,020	3,696

LONG-TERM LIABILITIES
Deferred gain on sale of property	165	184
Deferred revenues	256	283
Other long-term liabilities	33	18
Debt	527	--
Total liabilities	4,001	4,181

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,130,319 and 15,130,319 shares, respectively;
outstanding 8,392,700 and 9,104,361 shares, respectively	151	151
Additional paid-in capital	8,693	8,543
Retained earnings	18,414	17,624
Treasury stock, at cost
Shares in treasury: 6,737,619 and 6,025,958, respectively	(24,130)	(22,664)
Total shareholders' equity	3,128	3,654
	$7,129	$7,835

PIZZA INN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 29,	March 23,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$790	$2,096
Adjustments to reconcile net income to
cash (used) provided by operating activities:
Depreciation and amortization	222	275
Deferred tax	--	(647)
Stock compensation expense	150	14
Provision for (recovery of) litigation costs	263	(284)
Loss on sale of assets	--	9
Provision for bad debts	60	158
Changes in operating assets and liabilities:
Notes and accounts receivable	438	(504)
Inventories	129	133
Accounts payable - trade	(701)	(405)
Accrued expenses	(238)	296
Prepaid expenses and other	(8)	(84)
Cash provided by operating activities	1,105	1,057

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	--	108
Capital expenditures	(984)	(96)
Cash (used) provided by investing activities	(984)	12

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in line of credit, net	527	--
Repurchase of common stock	(1,466)	(1,935)
Cash used for financing activities	(939)	(1,935)

Net decrease in cash and cash equivalents	(818)	(866)
Cash and cash equivalents, beginning of period	1,157	1,879
Cash and cash equivalents, end of period	$339	$1,013

PIZZA INN, INC.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

(In thousands)

(Unaudited)

	Nine Months Ended
	March 29,	March 23,
	2009	2008

CASH PAYMENTS FOR:

Interest	$41	$--
Income taxes	220	195